Exhibit 99.3

NEWS RELEASE

May 21, 2018

CONTACT:	Brett Ponton

Chief Executive Officer

(585) 647-6400

Brian D’Ambrosia

Senior Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors and Media: Effie Veres

FTI Consulting

(212) 850-5600

MONRO, INC. ACQUIRES FREE SERVICE TIRE

Acquisition Expands Monro’s Presence in Tennessee, North Carolina, and Virginia,

Adding $47 Million in Annualized Sales

ROCHESTER, N.Y. – May 21, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it has acquired Johnson City, Tennessee-based Free Service Tire Company.

The asset acquisition includes Free Service Tire’s 12 retail and commercial stores, four wholesale distribution centers and one retread facility, adding to Monro’s more than 130 existing retail, commercial and wholesale locations in Tennessee, North Carolina, and Virginia. Monro will continue to operate all Free Service Tire locations and retain store-level, wholesale and retread associates.

“This acquisition expands our footprint in the South, while providing Monro with an even stronger platform for further growth in these markets,” said Brett Ponton, President and Chief Executive Officer of Monro. “Equally important, we are extremely pleased to welcome these outstanding teammates and locations to our company, and look forward to working with the entire Free Service Tire team.”

Lewis Wexler, Jr., Free Service Tire’s President stated, “We are incredibly excited to join the Monro team to continue Free Service Tire’s 99-year history of success into the future. We have been approached by many companies over the years, but it wasn’t until Monro came along that we found the right fit for our customers, our employees and our company. Monro has a tradition and business model much like ours, and I am confident that Free Service Tire’s tradition of outstanding customer service will continue under Monro’s ownership.”

The transaction closed on May 13, 2018, and is expected to add approximately $47 million in annualized sales, representing a sales mix of 15% service and 85% tires.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,166 company-operated stores, 98 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on the Nasdaq under the symbol MNRO.

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